                                                                  CONFORMED COPY

                                                                     Exhibit 2.2


                                        STOCKHOLDER AGREEMENT dated as of
                                January 26, 2001, (this "Agreement"), among
                                JOHNSON & JOHNSON, a New Jersey corporation
                                ("Parent"), and the individuals and other parties listed on Schedule A attached hereto (each, a "Stockholder" and, collectively, the "Stockholders").


                WHEREAS Parent, HP Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Heartport, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement; and

                WHEREAS each Stockholder owns the number of shares of common stock, par value $.001 per share, of the Company, (the "Company Common Stock"), set forth opposite his, her or its name on Schedule A attached hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "Subject Shares" of such Stockholder);

                WHEREAS the Board of Directors of the Company has approved the terms of this Agreement; and

                WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Stockholder enter into this Agreement.


                NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the mutual promises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                1. Representations and Warranties of Each Stockholder. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of himself, herself or itself as follows:

                (a) Authority, Execution and Delivery; Enforceability. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms. Except for the expiration or termination of the waiting periods under the HSR Act and informational filings with the SEC, the execution and delivery by the Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the Subject Shares of the Stockholder under, any trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding or instrument, (collectively, "Contracts") to which the Stockholder is a party or by which any of the Subject Shares of the Stockholder is bound or (ii) subject to the filings and other matters referred to in the next sentence, any provision of any judgment, order or decree (collectively, "Judgment") or any statute, law ordinance, rule or regulation (collectively, Applicable Law") applicable to the Subject Shares of the Stockholder. No consent, approval, order or authorization (collectively, "Consent") of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if applicable to the Stockholder's receipt in the Merger of Parent Common Stock, (ii) such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) where the failure to obtain such Consent or action, or to make such registration, declaration or filing, could not prevent or delay the performance by the Stockholder of its obligations under this Agreement. If the Stockholder is a natural person and is married, and the Stockholder's Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms. No trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

                (b) The Subject Shares. The Stockholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite his, her or its name on Schedule A attached hereto, free and clear of any Liens. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite his, her or its name on Schedule A attached hereto. The Stockholder has the sole right to vote such Subject Shares, and, except as contemplated by this Agreement, none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares.

                2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. Parent has duly executed and delivered this Agreement, and, assuming this Agreement constitutes the legal, valid and binding obligation of each of the other parties hereto, this Agreement constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Stockholder under any provision of, the Certificate of Incorporation or By-laws of Parent, or any Contract to which Parent is a party or by which any properties or assets of Parent are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Applicable Law applicable to Parent or the properties or assets of Parent. No Consent of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

                3. Covenants of each Stockholder. Each Stockholder, acting as a stockholder of the Company and not as an officer or director of the Company, severally and not jointly, agrees as follows:

                (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholder shall, including by executing a written consent if requested by Parent, vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

                (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or
(ii) any amendment of the Company's Restated Certificate of Incorporation or Amended and Restated By-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation of the Company under or with respect to, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Company Common Stock. The Stockholder shall not to commit or agree to take any action inconsistent with the foregoing.

                (c) The Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), consent to any Transfer of, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares (or any interest therein) to any person other than pursuant to the terms of the Merger or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares and shall not to commit or agree to take any of the foregoing actions. The Stockholder shall not, nor shall such Stockholder permit any entity under such Stockholder's control to, deposit any Subject Shares in a voting trust.

                (d) The Stockholder shall not, nor shall it authorize or permit any employee or affiliate of, or any investment banker, financial advisor, attorney, accountant or other representative of, the Stockholder to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any action to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding , or furnish to any person (other than Parent and any of its affiliates and representatives) any information with respect to, any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any employee or affiliate of, or any investment banker, financial advisor, attorney, accountant or other representative of such Stockholder, whether or not such Person is purporting to act on behalf of such Stockholder, shall be deemed to be a violation of this
Section 3(d) by such Stockholder.

                (e) Until the earlier of (i) the consummation of the Merger or
(ii) termination of the Merger Agreement pursuant to its terms, the Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement. The Stockholder shall not issue any press release or make any other public statement with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement without the prior written consent of Parent, except as may be required by Applicable Law.

                (f) If, at the time the Merger Agreement is submitted for approval to the stockholders of the Company, a Stockholder is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act, such Stockholder shall deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B to the Merger Agreement.

                (g) The Stockholder, and any beneficiary of a revocable trust for which such Stockholder serves as trustee, shall not take any action to revoke or terminate such trust or take any other action which would restrict, limit or frustrate in any way the transactions contemplated by this Agreement. Each such beneficiary hereby acknowledges and agrees to be bound by the terms of this Agreement applicable to it.

                (h) The Stockholder hereby consents to and approves the actions taken by the Board of Directors of the Company in approving the Merger Agreement and this Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights under Section 262 of the DGCL or other applicable law in connection with the Merger.

                (i) (i) In the event that the Merger Agreement shall have been terminated under circumstances where Parent is or may become entitled to receive the Termination Fee, each Stockholder shall pay to Parent on demand an amount equal to all profit (determined in accordance with Section 3(i)(ii)) of such Stockholder, solely in his capacity as a stockholder of the Company, from the consummation of any Takeover Proposal that is consummated, or the definitive agreement with respect to which is entered into by the Company, in either case within 12 months after such termination.

                (ii) For purposes of this Section 3(i), the profit of any Stockholder, solely in his capacity as a stockholder of the Company, from the consummation of any Takeover Proposal shall equal (A) the aggregate consideration received by such Stockholder, solely in his capacity as a stockholder of the Company, as a result of the consummation of such Takeover Proposal, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation plus (B) the fair market value, on the date of sale or other disposition, of all Subject Shares of such Stockholder sold or otherwise disposed of after the termination of the Merger Agreement and prior to the date of such consummation less (C) the product of $2.72 and the number of Subject Shares owned by such Stockholder, which amount is payable to such Stockholder pursuant to the Merger Agreement, as in effect on the date hereof (the "Original Merger Consideration").

                (iii) In the event that (A) prior to the Effective Time, a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and (B) the Effective Time shall have occurred and Parent for any reason shall have increased the amount of the Original Merger Consideration, each Stockholder shall pay to Parent on demand an amount equal to the product of (x) the number of Subject Shares of such Stockholder and (y) 100% of the excess, if any, of (I) the per share cash consideration or the per share fair market value of any non-cash consideration, as the case may be, received by the Stockholder as a result of the consummation of the Merger, pursuant to the Merger Agreement as in effect on the date of such consummation, determined as of the Effective Time of the Merger, over (II) the Original Merger Consideration.

                (iv) For purposes of this Section 3(i), the fair market value of any non-cash consideration consisting of:

                        (A) securities listed on a national securities exchange or traded on The Nasdaq Stock Market shall be equal to the average closing price per share of such security as reported on such exchange or The Nasdaq Stock Market for the five trading days after the date of determination; and

                        (B) consideration which is other than cash or securities of the form specified in clause (i) of this Section 3(i)(iv) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by Parent and the Stockholder owning the largest number of Subject Shares as set forth on Schedule A attached hereto within 10 business days of the event requiring the selection of such investment banking firm; provided, however, that if such parties are unable to agree within two business days after the date of such event as to the investment banking firm, then such parties shall each select one investment banking firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm shall be borne equally by Parent, on the one hand, and the Stockholders, on the other hand. The determination of the investment banking firm shall be binding upon the parties.

                (v) Any payments under this Section 3(i) shall be paid to Parent as designated by it with the same kind of consideration received by each Stockholder in the transaction giving rise to such payment obligation.

                4. Grant of Irrevocable Proxy; Appointment of Attorney-in-Fact.

                (a) Each Stockholder hereby irrevocably grants to, and appoints, Parent and Michael Ullmann, Secretary of Parent, and Steven Rosenberg, Assistant Secretary of Parent, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, and any individual designated in writing by any of them, as such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares (i) in favor of adoption of the Merger Agreement and approval of the Merger and any other transactions contemplated by the Merger Agreement, (ii) against any Takeover Proposal and (iii) against any amendment of the Company's Restated Certificate of Incorporation or Amended and Restated By-laws, or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Company Common Stock. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

                (b) Such Stockholder represents that any proxies heretofore given in respect of such Stockholder's Subject Shares are not irrevocable, and that all such proxies are hereby revoked.

                (c) Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement in accordance with Section 7.

                5. Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

                6. Additional Matters. (a) Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors, and that each certificate representing such Subject Shares will be inscribed with a legend to such effect. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other voting securities of the Company by any Stockholder, the number of Subject Shares listed in Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by such Stockholder.

                (b) Each Stockholder agrees that such Stockholder will tender to the Company, within 10 business days after the date hereof (or, in the event Subject Shares are acquired subsequent to the date hereof within 10 business days after the date of such acquisition), any and all certificates representing such Stockholder's Subject Shares in order that the Company may inscribe upon such certificates the legend in accordance with Section 5.15 of the Merger Agreement.

                (c) No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such a director or officer of the Company. Each Stockholder signs solely in his, her or its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by any Stockholder in his capacity as an officer or director of Company to the extent specifically permitted by the Merger Agreement.

                7. Termination. This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earliest to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement pursuant to its terms. Notwithstanding the foregoing, Section 3(i) shall survive the consummation of the Merger or the termination of the Merger Agreement until the earlier to occur of (a) the period of time specified in Section 3(i)(i) or (b) with respect to any Stockholder, the date on which any amount payable by such Stockholder to Parent pursuant to Section 3(i) shall have been paid in full.

                8. General Provisions. (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with
Section 8.02 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

                (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to each Stockholder. This Agreement shall become effective against any Stockholder when one or more counterparts have been executed by such Stockholder and delivered to Parent. Each party need not sign the same counterpart.

                (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                (f) Governing Law; Capitalized Terms. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

                (g) Voidability. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof Parent or Sub would become, or could reasonably be expected to become an "interested stockholder" with whom the Company would be prevented for any period pursuant to Section 203 of the DGCL from engaging in any "business combination" (as such terms are defined in Section 203 of the DGCL), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

                9. Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement,
(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this

Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

                10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Stockholder, on the one hand, without the prior written consent of Parent nor by Parent, on the other hand, without the prior written consent of the Stockholders, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                IN WITNESS WHEREOF, Parent has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.


                                       Johnson & Johnson,

                                         by:          /s/ Robert Darretta
                                               ---------------------------------
                                               Name:  Robert Darretta
                                               Title: Vice President,
                                       Finance and Chief Financial Officer


                                       Kleiner Perkins Caufield &
                                       Byers VI,

                                         by:          /s/ Joseph Lacob
                                               ---------------------------------
                                               Name:  Joseph Lacob
                                               Title:


                                       KPCB VI Founders Fund,

                                         by:          /s/ Joseph Lacob
                                               ---------------------------------
                                               Name:  Joseph Lacob
                                               Title:



                                       /s/ Wesley Sterman
                                       -----------------------------------------
                                       Wesley Sterman




                                       /s/ Joseph Lacob
                                       -----------------------------------------
                                       Joseph Lacob

                                       /s/ John Stevens
                                       -----------------------------------------
                                       John Stevens




                                        /s/ Steven Johnson
                                       -----------------------------------------
                                       Steven Johnson




                                       /s/ Frank Fischer
                                       -----------------------------------------
                                       Frank Fischer




                                       /s/ Casey Tansey
                                       -----------------------------------------
                                       Casey Tansey




                                       /s/ Lawrence Siegel
                                       -----------------------------------------
                                       Lawrence Siegel




                                       /s/ Christopher Hubbard
                                       -----------------------------------------
                                       Christopher Hubbard

                                                                      SCHEDULE A




                                                                      NUMBER OF SHARES OF
NAME                            ADDRESS                               COMPANY COMMON STOCK
----                            -------                               --------------------
Kleiner Perkins Caufield &      2750 Sand Hill Road                         1,693,510
Byers VI                        Menlo Park, CA 94025

KPCB VI Founders Fund           2750 Sand Hill Road                           126,490
                                Menlo Park, CA 94025

Wesley Sterman                  Pinpoint Therapeutics, Inc.                 3,205,492
                                2460 Embarcadero Way
                                Palo Alto, CA 94303

Joseph Lacob                    Kleiner Perkins Caufield &                    264,838
                                Byers VI
                                2750 Sand Hill Road
                                Menlo Park, CA 94025

John Stevens                    510 Waverly Street                          1,602,550
                                Palo Alto, CA 94303

Steven Johnson                  Heartport, Inc.                               542,133
                                700 Bay Road
                                Redwood City, CA 94063-4230

Frank Fischer                   Neurospace                                    261,167
                                255 Santa Ana Court
                                Sunnyvale, CA 94086

Casey Tansey                    Heartport, Inc.                               173,532
                                700 Bay Road
                                Redwood City, CA 94063-4230

                                                                      NUMBER OF SHARES OF
NAME                            ADDRESS                               COMPANY COMMON STOCK
----                            -------                               --------------------
Lawrence Siegel                 Heartport, Inc.                             105,046
                                700 Bay Road
                                Redwood City, CA 94063-4230

Christopher Hubbard             6337 Greene Road                              1,224
                                Woodridge, IL 60517